Exhibit 4.03

Parent Disclosure Schedule (Petroterra Corp.)

Capitalization Table as of March 30, 2017

	Preferred Stock		Common Stock
	Conversion	Total	Total	Equivalent	Equivalent
Name	Price	Shares	Shares	Shares	% Outstanding

Common Stock
Non Affiliated Outstanding Shares	$0.0833	4,000,000		48,019,208	29.4%
			944,120	944,120	0.6%
Issuance - Steve			114,202,944	114,202,944	70.0%
Directors & Officers			-
Total Common Stock Outstanding		4,000,000	115,147,064	163,166,272	100.0%

Total Authorized		4,000,000		500,000,000

Shares Available for Issuance		-		336,833,728